EXHIBIT 99.1

                                                                  [COMPANY LOGO]

FOR IMMEDIATE RELEASE
CONTACT: D. ASHLEY LEE
         EVP, COO & CFO
         (770) 419-3355


              CRYOLIFE REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

       COMPANY SETTLES CLASS ACTION AND DERIVATIVE SHAREHOLDER LITIGATION
             STRONG GROWTH IN ORTHOPAEDIC TISSUE PROCESSING REVENUES
                AMENDS AND RESTATES STOCKHOLDER RIGHTS AGREEMENT

ATLANTA, GA (NOVEMBER 3, 2005) CRYOLIFE, INC. (NYSE: CRY), a biomaterials and biosurgical device company, announced today that revenues for the third quarter of 2005 increased 2% to $16.5 million compared to $16.1 million in the third quarter of 2004. The net loss in the third quarter of 2005 was $3.1 million, or $0.14 per fully diluted common share, compared to a net loss of $6.0 million, or $0.26 per fully diluted common share in the third quarter of 2004.

     Excluding a $412,000, or $0.02 per common share, non-cash gain for the change in the value of the derivative related to the Company's 6% convertible preferred stock and a $701,000, or $0.03 per common share, charge related to post employment benefits, the adjusted net loss in the third quarter of 2005 was $2.8 million, or $0.13 per common share.

     Revenues for the first nine months of 2005 increased 10% to $51.3 million compared to $46.5 million in the first nine months of 2004. The net loss for the first nine months of 2005 was $18.9 million, or $0.81 per fully diluted common share, compared to a net loss of $16.4 million, or $0.72 per fully diluted common share for the first nine months of 2004.

     Excluding an $11.8 million, or $0.49 per common share, charge for settlement of the shareholder class action lawsuit, a $372,000, or $0.02 per common share, non-cash charge for the change in the value of the derivative related to the Company's 6% convertible preferred stock and a $701,000, or $0.03 per common share, charge related to post employment benefits, the adjusted net loss for the first nine months of 2005 was $6.0 million, or $0.28 per common share.

     Steven G. Anderson, President and CEO of CryoLife, Inc. stated, "In the third quarter, we settled the securities class action lawsuit and the derivative shareholder litigation, allowing us to focus on the recovery of the Company. We are implementing plans, including realigning sales management responsibilities, increasing our cardiovascular sales force, and seeking approvals for new BioGlue(R) indications, to reinvigorate revenue growth."

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


     BioGlue sales were $8.9 million in the third quarters of 2005 and 2004. BioGlue sales for the first nine months of 2005 increased 7% to $28.3 million compared to $26.5 million in first the nine months of 2004. U.S. BioGlue sales were $6.7 million in the third quarter of 2005 compared to $6.9 million for the same period of 2004. International BioGlue sales were $2.2 million in the third quarter of 2005 compared to $2.0 million for the same period of 2004.

     Tissue processing revenues in the third quarter of 2005 increased 5% to $7.3 million compared to $7.0 million in the third quarter of 2004. Tissue processing revenues for the first nine months of 2005 increased 16% to $22.2 million compared to $19.2 million for the first nine months of 2004. Tissue processing revenues for the three and nine month periods increased primarily due to the recovery of the orthopedic program, along with modest revenue growth in the cardiac and vascular programs for the nine-month period.

     Total product and tissue processing gross margins in the third quarter of 2005 were 52% compared to 43% in the third quarter of 2004. Total product and tissue processing gross margins for the first nine months of 2005 were 53% compared to 36% for the first nine months of 2004. Tissue processing gross margins in the third quarter of 2005 were 18% compared to negative (2%) in the third quarter of 2004. Tissue processing gross margins for the first nine months of 2005 were 19% compared to negative (24%) for the first nine months of 2004. Tissue processing gross margins improved in 2005 compared to 2004 primarily as a result of the improvement in tissue processing yields.

     General, administrative, and marketing expenses in the third quarter of 2005 were $11.1 million compared to $12.1 million in the third quarter of 2004. General, administrative, and marketing expenses in the third quarter of 2005 include a $701,000 charge related to post employment benefits. General, administrative, and marketing expenses for the first nine months of 2005 were $42.7 million compared to $32.0 million for the first nine months of 2004. General, administrative, and marketing expenses for the first nine months of 2005 include an $11.8 million charge related to the settlement of securities litigation, and $701,000 related to post employment benefits.

     R&D expenses were approximately $900,000 in the third quarters of 2005 and 2004, and approximately $2.7 million for the first nine-month periods of 2005 and 2004.

     As of September 30, 2005, the Company had approximately $16.0 million in cash, cash equivalents, marketable securities (at market) and restricted securities.

2005 GUIDANCE

     In the fourth quarter of 2005, BioGlue revenues are expected to be $8.5 to $9.5 million and tissue processing revenues are expected to be $7.0 to $8.0 million. Bioprosthetic, cardiovascular, and vascular device revenues are expected to be between $175,000 and $200,000 in the fourth quarter of 2005.

     The Company expects general, administrative, and marketing expenses to be $10.5 to $11.5 million in the fourth quarter of 2005. R&D expenses are expected to be approximately $1.0 million in the fourth quarter.

2006 GUIDANCE

     The Company expects tissue processing and product revenues to increase to between $72.0 and $76.0 million for the full year 2006. The Company expects BioGlue revenues to be $39.0 to $41.0 million and tissue processing revenues to be $32.0 to $34.0 million for the full year 2006. Bioprosthetic, cardiovascular, and vascular device revenues are expected to be approximately $1.0 million in 2006.

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

     The Company expects an increase in tissue processing gross margins during 2006 as compared to 2005 as a result of tissue processing improvement initiatives expected to be implemented during early 2006.

     General, administrative and marketing expenses are expected to be $44.0 to $48.0 million for the full year of 2006. Research and development expenses are expected to be approximately $5.5 to $7.0 million for the full year 2006.

     The Company will adopt FAS 123 Revised "Share-Based Payment" in the fourth quarter of 2005. In connection with the adoption of FAS 123 Revised, the Company expects to record a charge during the fourth quarter of 2005 related to stock options. Additionally, the Company will record charges related to stock-based compensation during 2006. The guidance for 2005 and 2006 does not include any provision for the adoption of FAS 123 Revised.

STOCKHOLDER RIGHTS AGREEMENT

     On November 2, 2005 the Company amended and restated its Stockholder Rights Agreement, which was entered into on November 27, 1995 and scheduled to expire on November 27, 2005. Among other things, the rights agreement was amended to:

o    extend its termination date until November 23, 2015,

o extend the rights that were previously afforded under the agreement to only the holders of common stock to the holders of the Company's 6% Convertible Preferred Stock as well,

o to reflect stock splits that have occurred since the agreement's original adoption in 1995 and recalibrate the plan to reduce the number of Series A Junior Participating Preferred Stock needed to fund the plan, and

o    to adopt more contemporary plan language.

     "After careful consideration and following the receipt of advice of financial advisors and legal counsel, the Board concluded that the Rights Agreement is an important tool to protect the value of the stockholders' investment in the Company and the continuation of the rights plan beyond its previously scheduled expiration date is in the best interests of CryoLife's stockholders. The plan does not prevent a change of control of the Company where that is in the best interests of the Company's stockholders," stated Mr. Anderson.

     Under the amended agreement, all holders of 6% Convertible Preferred Stock outstanding of record on the close of business on November 23, 2005 will receive a distribution of rights to purchase shares of CryoLife's Series A Junior Participating Preferred Stock, as a non-taxable distribution. Holders of Common Stock outstanding of record as of December 11, 1995 previously received a distribution of rights to purchase shares of CryoLife's Series A Junior Participating Preferred Stock. Holders of 6% Convertible Preferred Stock and Common Stock that are issued after these respective record dates are entitled to rights under certain terms set forth in the rights agreement.

     Additional details regarding the amended and restated Stockholder Rights Agreement may be found in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 3, 2005.

                                    - more -

     The Company will hold a teleconference call and live web cast at 11:15 a.m. Eastern Time, November 3, 2005, to discuss third quarter 2005 financial results followed by a question and answer session hosted by Steven G. Anderson, President and Chief Executive Officer.

     To listen to the live teleconference please dial 973-935-2981 a few minutes prior to 11:15 a.m. A replay of the teleconference will be available November 3, 2005, through November 8, 2005, and can be accessed by calling (toll free) 877-519-4471 or 973-341-3080. The identification number for the live call and the replay is 6598625. The live web cast can be accessed by going to the Investor Relations section of the CryoLife web site at www.cryolife.com.

ABOUT CRYOLIFE, INC.

     Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular, vascular, and orthopaedic surgeries throughout the United States and Canada. The Company's BioGlue(R) Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also distributes the CryoLife-O'Brien(R) stentless porcine heart valve and the SG Model #100 vascular graft, which are CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include the Company's plans for realigning sales management responsibilities, increasing its cardiovascular sales force, and seeking approvals for new BioGlue indications, to reinvigorate revenue growth, its anticipated revenues and expenses for the fourth quarter of 2005 and for 2006, anticipated increases in tissue processing gross margins during 2006, and expected results and timing of planned tissue process improvement initiatives. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include that the Company's efforts to reinvigorate revenue growth may not be effective, since their effectiveness is subject to such factors as competitive pressures and tissue availability, that the Company's efforts to develop and introduce new products outside the U.S. may be unsuccessful, that the Company's efforts to improve procurement and tissue processing yields may not prove effective, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, that products and services under development may not be commercially feasible, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the possibility of severe decreases in the Company's revenues and working capital, that to the extent the Company does not have sufficient resources to pay the claims against it, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife, the possible accumulation of additional shares by existing significant stockholders or by others which may hinder the ability of the Company and its stockholders to realize the benefits of the rights; other efforts by existing stockholders or others to gain influence or control over CryoLife; existing or other potential litigation initiated by stockholders or others; possible litigation by CryoLife if stockholders or others make proposals or statements which CryoLife does not believe to be fair or accurate or in the best interests of its other shareholders and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2004, its registration statement on Form S-3 (Reg. No. 333-121406), its most recent Form 10-Q, and the Company's other
SEC filings, The Company does not undertake to update its forward-looking statements.


                                     -more-

                                                            CRYOLIFE, INC.
                                                    Unaudited Financial Highlights
                                                   (In thousands, except share data)

                                                            Three Months Ended               Nine Months Ended
                                                                 September 30,                   September 30,
                                                       ----------------------------     ----------------------------
                                                          2005             2004               2005        2004
                                                       ----------------------------     ----------------------------

Revenues:
   Products                                            $     9,129     $     9,151      $    29,102     $    27,213
   Human tissue preservation services                        7,329           6,955           22,219          19,234
   Research grants                                              --              12               --              71
                                                       ---------------------------      ---------------------------
       Total revenues                                       16,458          16,118           51,321          46,518

Costs and expenses:
   Products                                                  1,940           1,998            6,135           5,839
   Human tissue preservation services                        6,015           7,124           17,984          23,770
   General, administrative, and marketing                   11,085          12,127           42,726          31,968
   Research and development                                    894             904            2,744           2,716
   Interest expense                                             77              54              220             156
   Interest income                                            (166)            (71)            (408)           (201)
   Change in valuation of derivative                          (412)             --              372              --
   Other expense (income), net                                  37             (10)             212              27
                                                       ----------------------------     ---------------------------
       Total costs and expenses                             19,470          22,126           69,985          64,275

   Loss before income taxes                                 (3,012)         (6,008)         (18,664)        (17,757)
   Income tax expense (benefit)                                106              --              190          (1,371)
                                                       ---------------------------      ----------------------------
Net loss                                               $    (3,118)    $    (6,008)     $   (18,854)    $   (16,386)
                                                       ============================     ============================

Effect of preferred stock                                     (243)             --             (533)             --
                                                       ---------------------------      ---------------------------
Net loss applicable to common shares                   $    (3,361)    $    (6,008)     $   (19,387)    $   (16,386)
                                                       ============================     ============================

Loss per common share:
   Basic                                               $     (0.14)    $     (0.26)     $     (0.81)    $     (0.72)
                                                       ============================     ============================
   Diluted                                             $     (0.14)    $     (0.26)     $     (0.81)    $     (0.72)
                                                       ============================     ============================

Weighted average common shares outstanding:
   Basic                                                    24,161          23,287           23,839          22,928
                                                       ============================     ============================
   Diluted                                                  24,161          23,287           23,839          22,928
                                                       ============================     ============================


Revenues from:
   BioGlue                                             $     8,917     $     8,914      $    28,340     $    26,519

   Cardiovascular                                            3,139           3,476           10,407           9,737
   Vascular                                                  2,825           2,636            8,281           7,771
   Orthopaedic                                               1,365             843            3,531           1,726
                                                       ---------------------------      ---------------------------
       Total preservation services                           7,329           6,955           22,219          19,234
                                                       ---------------------------      ---------------------------

   Bioprosthetic devices                                       212             237              762             692
   Other                                                        --              12               --              73
                                                       ---------------------------      ---------------------------
       Total revenues                                  $    16,458     $    16,118      $    51,321     $    46,518
                                                       ===========================      ===========================

Domestic revenues                                      $    14,011     $    13,772      $    43,595     $    39,754
International revenues                                       2,447           2,346            7,726          6,764
                                                       ---------------------------      --------------------------
       Total revenues                                  $    16,458     $    16,118      $    51,321     $    46,518
                                                       ===========================      ===========================

                                                            CRYOLIFE, INC.
                                             Unaudited Reconciliation of Adjusted Net Loss
                                                   (In thousands, except share data)

                                                            Three Months Ended               Nine Months Ended
                                                               September 30,                   September 30,
                                                       ---------------------------      ----------------------------
                                                         2005               2004           2005           2004
                                                       ---------------------------      ----------------------------

Net loss - as reported                                 $    (3,118)    $    (6,008)     $   (18,854)    $   (16,386)

Add back adjustments to net loss:
   Settlement of class action lawsuit                           --              --           11,750              --
   Post employment benefits                                    701                              701
   Change in valuation of derivative                          (412)             --              372              --
                                                       ---------------------------      ---------------------------

Adjusted net loss                                      $    (2,829)    $    (6,008)     $    (6,031)    $   (16,386)

Effect of preferred stock                                     (243)             --             (533)             --
                                                       ---------------------------      ---------------------------
Adjusted net loss applicable to common shares          $    (3,072)    $    (6,008)     $    (6,564)    $   (16,386)
                                                       ============================     ============================

Adjusted loss per common share:
   Basic                                               $     (0.13)    $     (0.26)     $     (0.28)    $     (0.72)
                                                       ===========================      ===========================
   Diluted                                             $     (0.13)    $     (0.26)     $     (0.28)    $     (0.72)
                                                       ===========================      ===========================

Weighted average common shares outstanding:
   Basic                                                    24,161          23,287           23,839          22,928
                                                       ===========================      ===========================
   Diluted                                                  24,161          23,287           23,839          22,928
                                                       ===========================      ===========================

                                                            CRYOLIFE, INC.
                                                         Financial Highlights
                                                            (In thousands)


                                                                       September 30,      December 31,
                                                                             2005             2004
                                                                       ------------     --------------
                                                                       (Unaudited)        (Audited)

Cash and cash equivalents, marketable securities,                      $     16,057     $     9,232
   at market, and restricted securities
Trade receivables, net                                                        9,069           8,293
Other receivables                                                            14,406           3,957
Deferred preservation costs, net                                             12,625           8,822
Inventories                                                                   4,689           4,767
Total assets                                                                 93,231          73,261
Shareholders' equity                                                         49,425          49,660




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